                                                                 Exhibit 12 (b)
                           J. C. Penney Company, Inc.
                          and Consolidated Subsidiaries

           Computation of Ratios of Available Income to Fixed Charges




                                                53 Weeks               52 Weeks Ended
                                                 Ended     ---------------------------------------
($ Millions)                                    01/25/97   01/25/97  01/27/96  01/28/95   01/29/94
                                                --------   --------  --------  --------   --------

Income from continuing operations               $   922    $   899   $ 1,333   $ 1,696    $ 1,550
    (before income taxes and
    capitalized interest)

Fixed charges

Interest (including capitalized interest) on:

    Operating leases                                180        110       102        95         97
    Short term debt                                 121        102       129        92         43
    Long term debt                                  527        312       254       225        246
    Capital leases                                    7          6         6         7          9
    Other, net                                       (5)        14         1        (1)         0

                                                -------    -------   -------   -------    -------
Total fixed charges                                 830        544       492       418        395


                                                -------    -------   -------   -------    -------
Total available income                          $ 1,752    $ 1,443   $ 1,825   $ 2,114    $ 1,945
                                                =======    =======   =======   =======    =======

Ratio of available income to combined
    fixed charges and preferred stock
    dividend requirement                            2.1        2.7       3.7       5.1        4.9
                                                =======    =======   =======   =======    =======




The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.